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                                   EXHIBIT 99

FOR IMMEDIATE RELEASE


               SANDY SPRING BANCORP REVISES 2004 EARNINGS GUIDANCE

OLNEY, MARYLAND, September 29, 2004 --- Sandy Spring Bancorp, Inc. (Nasdaq:SASR), the parent company of Sandy Spring Bank, today announced that it expects earnings for the full year 2004 will be at or below the low end of its previously issued earnings guidance of $1.90 to $2.10 per fully diluted share.

The company now expects full year earnings to be in a range of $1.80 to $1.90 per share for 2004. This change in earnings expectations follows the company's preliminary review of its third quarter results, which indicates weaker than expected net interest margin for the quarter and for the balance of 2004.

Sandy Spring Bancorp is scheduled to announce its third quarter earnings on October 14th, and intends to hold a Webcast to discuss quarterly results at 2:00 p.m. (ET) that day.

ABOUT SANDY SPRING BANCORP/SANDY SPRING BANK

Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and The Equipment Leasing Company. Sandy Spring Bancorp is the third largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 30 community offices and 45 ATMs located in Anne Arundel, Frederick, Howard, Montgomery, and Prince George's counties in Maryland. Visit www.sandyspringbank.com for more information.

For additional information or questions, please contact:

         Hunter R. Hollar, President & Chief Executive Officer or
         James H. Langmead, Executive V.P. & Chief Financial Officer Sandy Spring Bancorp
         17801 Georgia Avenue
         Olney, Maryland 20832
         800-399-5919
         E-mail:  HHollar@sandyspringbank.com
                  JLangmead@sandyspringbank.com
         Web site:  www.sandyspringbank.com

FORWARD-LOOKING STATEMENTS: Sandy Spring Bancorp makes forward-looking statements in this News Release that are subject to risks and uncertainties. These forward-looking statements include: statements of earnings expectations; assessments of market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management's estimates and projections of future interest rates, market behavior, and other economic conditions; and a variety of other matters which, by their nature, are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp's actual future results may differ materially from those indicated.